EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

August 5, 2009	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Announces Second Quarter 2009 Results and
Narrows 2009 Earnings Guidance Range

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $13.8 million, or $0.51 per share, for the second quarter of 2009, compared to net income of $11.3 million, or $0.45 per share, for the same period in 2008.  UIL Holdings’ earnings were $25.9 million, or $0.99 per share, for the first six months of 2009, an increase of $8.0 million, or $0.28 per share, compared to the first six months of 2008.

“The decoupling of distribution revenues of our utility subsidiary, The United Illuminating Company (UI), provided the revenue stability the Department of Public Utility Control (DPUC) intended,” stated James P. Torgerson, UIL’s President and CEO.  “The decoupling adjustment has been particularly important given the unseasonably cool summer weather experienced to date.  We have also been successful in controlling our operating costs resulting in our distribution business having a reasonable opportunity to achieve its allowed return on equity this year.  Now that our recent equity offering has been completed, we are ramping up the UI distribution and transmission capital programs.”

In addition, the Company has recently completed a review of its capital expenditure program.  Over the next ten years the current projection is $1.7 billion in capital projects with approximately 70% in distribution, 25% in transmission and the remaining 5% in GenConn, UI’s 50-50 joint venture with NRG Energy, Inc., which is building new peaking generation plants in Connecticut.

Earnings for the second quarter and first six months of 2009, compared to the same periods in 2008, for continuing operations and discontinued operations and by line of business, (which constitutes a non-GAAP financial measure), are as follows:
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	Quarter Ended June 30,				Six Months Ended June 30,
	2009	2008		Difference	2009	2008		Difference
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$8.1	$5.7		$2.4	$14.9	$8.0		$6.9
Transmission	6.2	6.2	(1)	-	12.3	11.0	(1)	1.3
Total UI Net Income	$14.3	$11.9		$2.4	$27.2	$19.0		$8.2

UIL Corporate	(0.5)	(0.6		0.1	(1.3)	(1.1		(0.2)
Total Continuing Operations	$13.8	$11.3		$2.5	$25.9	$17.9		$8.0

Discontinued Operations - Xcelecom	-	-		-	(0.1)	(0.1		-

Total Net Income	$13.8	$11.3		$2.5	$25.8	$17.8		$8.0

Average Shares Outstanding - Basic	27.0	25.1		1.9	26.1	25.1		1.0

EPS	$0.51	$0.45		$0.06	$0.99	$0.71		$0.28

(1) Includes favorable true up adjustment of $0.3 million.

Some of the favorable earnings variances in the second quarter and first six months of 2009, compared to the same periods in 2008 resulted from UI’s distribution rate case final decision in February 2009.  The decoupling adjustment reflects an accrual to true up actual revenues to DPUC allowed revenues in accordance with the decoupling mechanism as approved in the final decision.  The relatively mild weather for the year to date contributed to a reduction of kWh usage below amounts assumed in rates.  As a result, the decoupling adjustment provided $1.6 million of net income in the second quarter of 2009 and $2.4 million of net income on a year to date basis.  The final decision also authorized the allocation of a portion of the uncollectible expense to the Generation Services Charges which contributed to a benefit of $1.0 million in the quarter and $2.0 million on a year to date basis to distribution earnings.  In addition, the decision provides for recovery of the increase in pension and postretirement expense for 2009 either in rates or as a regulatory asset for future recovery.  Finally, the allocation of customer service expense to transmission in accordance with a May 2008 Federal Energy Regulatory Commission order was favorable to distribution earnings by $0.4 million in the quarter and $1.7 million on a year to date basis.  The table below provides the full distribution net income variances for the second quarter and first six months to date of 2009 compared to the same periods in 2008.

Net Income: Favorable/(Unfavorable) ($M) Revenue	Quarter Ended June 30, '09 vs. '08	Six Months Ended June 30, '09 vs. '08
Decoupling adjustment	$1.6	$2.4
Regulatory true up items	1.7	2.2
Distribution rates & pricing	0.5	2.9
Other	0.7	0.5
Sales volume	(2.3)	(2.9)

O&M Expense
Customer service - allocated	0.4	1.7
Uncollectibles	1.0	2.0
Outside services and other expense	1.3	2.4
Pension & postretirement	(2.6)	(3.9)

Other	0.1	(0.4)

Distribution Business Net Income variance	$2.4	$6.9

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The transmission business earnings continued to experience underlying growth both on a quarterly and year to date basis from higher rate base with approximately the same allowed return and equity capitalization compared to the same period in 2008.  As previously reported, UI completed the Middletown-to-Norwalk transmission project, which went into service ahead of schedule, in December 2008.

Looking Forward

UIL is narrowing its consolidated earnings estimate for 2009 to $1.83 to $1.97 per share, compared to the previously reported estimate of $1.80 to $2.00 per share.

The estimate for total UI is also being narrowed, to $1.93 to $2.07 per share compared to the previous estimate of $1.90 to $2.10 per share.  The components of this guidance within UI have also changed.

The revised estimate for Distribution, CTA & Other is $1.00 to $1.15 per share, compared to the previously reported estimate of $0.90 to $1.10 per share.  The change reflects better than anticipated earnings performance mainly due to continued emphasis on cost controls partially offset by dilution from the equity issuance.  Expected earnings are based upon the assumption that in 2009 distribution will earn close to its allowed return on equity.

The revised estimate for Transmission is $0.90 to $0.95 per share, compared to the previously reported estimate of $0.95 to $1.05 per share due to dilution from the equity issuance.  The transmission business is still expected to experience growth in its rate base at approximately the same equity capitalization and allowed return on equity range of 12.3% to 12.5% as previously reported.  The revised earnings estimate reflects the higher projected average shares outstanding resulting from the May 2009 equity issuance.

2009 Earnings Expectations

UI
Distribution, CTA & Other	$1.00 - $1.15
Transmission	0.90 - 0.95

Total UI (1)	$1.93 - $2.07

UIL Corporate	(0.12) - (0.07)

Total Continuing Operations (1)	$1.83 - $1.97

(1) Expectations are not intended to be additive.

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Second Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Thursday, August 6, 2009, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures for 2009 Earnings Guidance

UIL Holdings believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS from continuing operations for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2009 net income from continuing operations for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2009.   Total EPS from continuing operations is a generally accepted accounting principles (GAAP)-basis presentation.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2009 and 2008:
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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating Revenues
Utility	$200,161	$215,938	$435,433	$450,355
Non-utility	204	192	441	399
Total Operating Revenues	200,365	216,130	435,874	450,754
Operating Expenses
Operation
Purchased power	71,972	91,993	175,539	209,519
Operation and maintenance	50,359	52,495	102,788	104,914
Transmission wholesale	11,322	9,431	23,789	17,982
Depreciation and amortization	22,809	25,206	46,796	50,392
Taxes - other than income taxes	12,914	11,285	27,408	23,561
Total Operating Expenses	169,376	190,410	376,320	406,368
Operating Income	30,989	25,720	59,554	44,386

Other Income and (Deductions), net	2,346	2,024	3,817	3,879

Interest Charges, net
Interest on long-term debt	9,496	7,092	17,888	14,369
Other interest, net	420	572	911	780
	9,916	7,664	18,799	15,149
Amortization of debt expense and redemption premiums	481	434	994	866
Total Interest Charges, net	10,397	8,098	19,793	16,015

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	22,938	19,646	43,578	32,250

Income Taxes	9,154	8,379	17,717	14,065

Income Before Equity Earnings and Discontinued Operations	13,784	11,267	25,861	18,185
Income (Loss) from Equity Investments	16	21	28	(253)
Income from Continuing Operations	13,800	11,288	25,889	17,932
Discontinued Operations, Net of Tax	(31)	(17)	(78)	(74)

Net Income	$13,769	$11,271	$25,811	$17,858

Average Number of Common Shares Outstanding - Basic	26,999	25,113	26,092	25,081
Average Number of Common Shares Outstanding - Diluted	27,345	25,381	26,462	25,374

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.51	$0.45	$0.99	$0.71
Discontinued Operations	-	-	-	-
Net Earnings	$0.51	$0.45	$0.99	$0.71

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.51	$0.44	$0.98	$0.70
Discontinued Operations	-	-	-	-
Net Earnings	$0.51	$0.44	$0.98	$0.70

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	June 30,	December 31,
(thousands of dollars)	2009	2008
ASSETS
Current assets	$262,963	$252,186
Current assets of discontinued operations held for sale	4,979	5,437
Other investments	10,029	10,307
Net property, plant and equipment	1,096,115	1,073,588
Regulatory assets	705,351	723,079
Deferred Charges and Other Assets	46,091	18,589
Total Assets	$2,125,528	$2,083,186

LIABILITIES AND CAPITALIZATION
Current liabilities	$250,075	$366,671
Current liabilities of discontinued operations held for sale	5,883	5,467
Noncurrent liabilities	324,405	304,292
Deferred income taxes	295,283	298,824
Regulatory liabilities	85,191	84,322
Total Liabilities	960,837	1,059,576

Long-term debt	594,443	549,031
Net common stock equity	570,248	474,579
Total Capitalization	1,164,691	1,023,610

Total Liabilities and Capitalization	$2,125,528	$2,083,186